UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant   ☐

Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☒           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☐          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

CRACKER BARREL OLD COUNTRY STORE, INC.
(Name of Registrant as Specified in Its Charter)

BIGLARI HOLDINGS INC. BIGLARI CAPITAL CORP. THE LION FUND, L.P. STEAK N SHAKE OPERATIONS, INC. SARDAR BIGLARI PHILIP L. COOLEY
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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PRELIMINARY COPY SUBJECT TO COMPLETION
DATED SEPTEMBER 20, 2012

BIGLARI HOLDINGS INC.
17802 IH 10 WEST, SUITE 400
SAN ANTONIO, TEXAS 78257
TELEPHONE (210) 344-3400
FAX (210) 344-3411

___________ __, 2012

Dear Fellow Shareholder:

Biglari Holdings Inc. (“Biglari Holdings”) and the other participants in this solicitation (collectively, “Biglari,” “our,” or “we”) are the beneficial owners of an aggregate of 4,091,037 shares of common stock of Cracker Barrel Old Country Store, Inc. (“Cracker Barrel” or the “Company”), thereby representing approximately 17.4% of the Company’s outstanding shares of common stock. As the single largest shareholder of the Company — a figure higher than the next three largest shareholders as well as the combined ownership of the Board — we are convinced that because of our financial incentives along with our expertise in the restaurant industry, our presence on the Board would help increase the value of the Company. Thus, we are seeking your support at the annual meeting of shareholders (the “Annual Meeting”) scheduled to be held on November 15, 2012 at ____ _.m. Central Time at 305 Hartmann Drive, Lebanon, Tennessee 37087, for the following purposes:

1.	To elect our director nominees, Sardar Biglari and Philip L. Cooley, to the Board of Directors of Cracker Barrel in opposition to two of the Company’s incumbent directors

2.	To oppose the Company’s shareholder rights plan, or “poison pill”

3.	To conduct an advisory vote on executive compensation, often referred to as a “say on pay”

4.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for its 2013 fiscal year

5.	To transact any other business that may properly be raised before the Annual Meeting or any adjournment(s) thereof

We are seeking two seats on the Company’s Board of Directors to ensure that the interests of the shareholders, the true owners of Cracker Barrel, are properly represented in the boardroom.  The Board is currently composed of 14 directors, of whom four are not standing for re-election at the Annual Meeting.

We are not seeking control of the Board of Directors. With only two Board seats we cannot control the Board, and any claim to the contrary would be completely false and misleading. As the largest shareholder of the Company, we aim to represent all shareholders. Our sole interest is to obtain seats on the Board in order to maximize the value of the Company. We have more of our net worth tied to the performance of the stock of Cracker Barrel than does any current Board member of Cracker Barrel or any other shareholder of the Company. You should note, however, that even if we are elected, we would represent a minority of the members of the Board, and therefore it is not assured that we will be able to enhance shareholder value.

We are soliciting proxies to elect not only our director nominees but also the candidates who have been nominated by the Company other than _______________ and _______________.  This process enables shareholders the ability to vote for the total number of directors up for election at the Annual Meeting.  The names, backgrounds and qualifications of the Company’s nominees, added to other information about them, can be found in the Company’s proxy statement.  There is no assurance that any of the Company’s nominees will serve as directors if our nominees are elected.

We urge you to consider carefully the information contained in the attached Proxy Statement and then support our efforts by signing, dating and returning the enclosed GOLD proxy card today.  The attached Proxy Statement and the enclosed GOLD proxy card are first being furnished to the shareholders on or about _____________, 2012.

You must be very careful not to sign the Company’s White proxy card. It is imperative that you disregard all White proxy cards. If you have already voted the White proxy card furnished by the Company, you may exercise your right to change your vote by signing, dating and returning a GOLD proxy card at a later date or by voting in person at the Annual Meeting.

If you have any questions or require any assistance with your vote, please contact Morrow & Co., LLC, which is assisting us. Its address and toll-free number are listed on the following page to offer you help in casting your vote.

Your support is very important.

Sincerely,

/s/ Sardar Biglari

Sardar Biglari
Biglari Holdings Inc.

YOUR VOTE IS IMPORTANT
Please mark, sign and date your GOLD proxy card and return it promptly in the enclosed envelope, whether or not you plan to attend the meeting. If you own shares in a brokerage account, your broker cannot vote your shares without your instructions. Therefore, it is imperative that you exercise your right as a shareholder and vote the GOLD card.

If you have any questions, require assistance in voting your GOLD proxy card, or need additional copies of Biglari’s proxy materials, please call
Morrow & Co., LLC at the phone numbers listed below.

MORROW & CO., LLC
470 West Avenue
Stamford, CT 06902

Shareholders call toll free at: (800) 607-0088

Banks and brokers call: (203) 658-9400

3

PRELIMINARY COPY SUBJECT TO COMPLETION
DATED SEPTEMBER 20, 2012

ANNUAL MEETING OF SHAREHOLDERS
OF
CRACKER BARREL OLD COUNTRY STORE, INC.
_________________________

PROXY STATEMENT
OF
BIGLARI HOLDINGS INC.
_________________________

PLEASE SIGN, DATE AND MAIL THE ENCLOSED GOLD PROXY CARD TODAY

This Proxy Statement and the enclosed GOLD proxy card are being furnished by Biglari Holdings Inc. (“Biglari Holdings”), Biglari Capital Corp. (“Biglari Capital”), The Lion Fund, L.P. (the “Lion Fund”), Steak n Shake Operations, Inc. (“Steak n Shake”), Sardar Biglari and Philip L. Cooley (collectively, “Biglari,” “our” or “we”), the largest shareholder of Cracker Barrel Old Country Store, Inc., a Tennessee corporation (“Cracker Barrel” or the “Company”).  We are writing to seek your support for the election of our director nominees to the Board of Directors of the Company (the “Board”) at the annual meeting of shareholders scheduled to be held on November 15, 2012 at ____ _.m. Central Time at 305 Hartmann Drive, Lebanon, Tennessee 37087, (including any adjournments or postponements thereof and any meeting which may be called in lieu thereof, the “Annual Meeting”).  This proxy statement (the “Proxy Statement”) and the enclosed GOLD proxy card are first being furnished to shareholders on or about ___________, 2012.

This Proxy Statement and the enclosed GOLD proxy card are being furnished to shareholders of Cracker Barrel by Biglari in connection with the solicitation of proxies from Cracker Barrel shareholders for the following purposes:

1.
To elect our director nominees, Sardar Biglari and Philip L. Cooley (each, a “Nominee” and, together, the “Nominees”), to the Board of Directors of Cracker Barrel in opposition to two of the Company’s incumbent directors whose terms expire at the Annual Meeting

2.	To oppose the Company’s shareholder rights plan, or “poison pill”

3.	To conduct an advisory vote on executive compensation, often referred to as a “say on pay” (the “Say on Pay Proposal”)

4.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for its 2013 fiscal year

5.	To transact any other business that may properly be raised before the Annual Meeting or any adjournment(s) thereof

This Proxy Statement is soliciting proxies to elect not only our Nominees, but also the candidates who have been nominated by the Company other than ___________ and ___________.  This gives shareholders who wish to vote for our Nominees the ability to vote for a full slate of directors.

The Company has set the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting as September 21, 2012 (the “Record Date”).  The mailing address of the principal executive offices of the Company is 305 Hartmann Drive, Lebanon, Tennessee 37087.  Shareholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting.  According to the Company, as of the Record Date, there were _________ shares of common stock, $0.01 par value per share (the “Shares”), outstanding and entitled to vote at the Annual Meeting.  As of the Record Date, Biglari beneficially owned an aggregate of 4,091,037 Shares, which represents approximately 17.4% of the Shares outstanding (based on the Company’s proxy statement). We intend to vote such Shares (i) FOR the election of the Nominees to the Board; (ii) AGAINST the Company’s shareholder rights plan, or poison pill; (iii) AGAINST the Say on Pay Proposal; and (iv) FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for its 2013 fiscal year.

THIS SOLICITATION IS BEING MADE BY BIGLARI AND NOT ON BEHALF OF THE BOARD OR MANAGEMENT OF THE COMPANY.  WE ARE NOT AWARE OF ANY OTHER MATTERS TO BE BROUGHT BEFORE THE ANNUAL MEETING OTHER THAN AS DESCRIBED HEREIN.  SHOULD OTHER MATTERS, WHICH WE ARE NOT AWARE OF A REASONABLE TIME BEFORE THIS SOLICITATION, BE BROUGHT BEFORE THE ANNUAL MEETING, THE PERSONS NAMED AS PROXIES IN THE ENCLOSED GOLD PROXY CARD WILL VOTE ON SUCH MATTERS IN THEIR DISCRETION.

WE URGE YOU TO SIGN, DATE AND RETURN THE GOLD PROXY CARD IN FAVOR OF THE ELECTION OF OUR NOMINEES, AGAINST THE COMPANY’S SHAREHOLDER RIGHTS PLAN, OR POISON PILL, AND AGAINST THE SAY ON PAY PROPOSAL.

IF YOU HAVE ALREADY SENT A PROXY CARD FURNISHED BY THE COMPANY’S MANAGEMENT OR THE BOARD, YOU MAY REVOKE THAT PROXY AND VOTE FOR EACH OF THE PROPOSALS DESCRIBED IN THIS PROXY STATEMENT, INCLUDING THE ELECTION OF BIGLARI’S NOMINEES, BY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD.  THE LATEST DATED PROXY IS THE ONLY ONE THAT COUNTS.  ANY PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE ANNUAL MEETING BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY FOR THE ANNUAL MEETING TO BIGLARI, C/O MORROW & CO., LLC, WHICH IS ASSISTING IN THIS SOLICITATION, OR TO THE SECRETARY OF THE COMPANY, OR BY VOTING IN PERSON AT THE ANNUAL MEETING.

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting

This Proxy Statement and GOLD proxy card are available at
www.enhancecrackerbarrel.com/proxy

IMPORTANT

Your vote is important, no matter how many Shares you own.  We urge you to sign, date, and return the enclosed GOLD proxy card today to vote FOR the election of our Nominees.

•	If your Shares are registered in your own name, please sign and date the enclosed GOLD proxy card and return it today to Biglari, c/o Morrow & Co., LLC, in the enclosed envelope.

•
If your Shares are held in a brokerage account or bank, you are considered the beneficial owner of the Shares, and these proxy materials, together with a GOLD voting form, are being forwarded to you by your broker or bank.  As a beneficial owner, you must instruct your broker, trustee or other representative how to vote.  Your broker cannot vote your Shares on your behalf without your instructions.

•
Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or through the Internet.  Please refer to the enclosed voting form for instructions on how to vote electronically.  You may also vote by signing, dating and returning the enclosed voting form.

Since only your latest dated proxy card will count, we urge you not to return any White proxy card you receive from the Company.  Even if you return the White proxy card marked “withhold” as a protest against the incumbent directors, it will revoke any GOLD proxy card you may have previously sent to us.  The last card you submit must be the GOLD proxy card.  Remember, you can vote for our independent Nominees only on our GOLD proxy card.  So please make certain that the latest dated proxy card you return is the GOLD proxy card.

Please call Morrow & Co., LLC if you need assistance in voting your GOLD card:

MORROW & CO., LLC
470 West Avenue
Stamford, CT 06902

Shareholders call toll free at: (800) 607-0088

Banks and brokers call: (203) 658-9400

BACKGROUND OF THE SOLICITATION

At the Company’s 2011 annual meeting of shareholders, Biglari previously nominated Sardar Biglari for election to the Board. The following is a chronology of events leading up to the proxy solicitation related to the 2012 Annual Meeting:

•
On April 10, 2012, Cracker Barrel announced that its Board had adopted a shareholder rights plan, or poison pill, that effectively prevents any shareholder from purchasing 20% or more of the Company (other than in connection with a qualifying cash tender offer) in response to the “possibility” that Biglari Holdings could acquire a “potentially controlling” position in Cracker Barrel. The fact remains that Biglari is not seeking control of Cracker Barrel. Additionally and even more important, there are Tennessee statutes that protect shareholders: When a shareholder owns more than 20% of the Company, any shares in excess of the 20% threshold cannot be voted by the shareholder without other shareholders agreeing to it.

•
On April 19, 2012, Sardar Biglari, Chairman and Chief Executive Officer of Biglari Holdings, issued a letter to Cracker Barrel shareholders calling for Michael Woodhouse, Charles Jones, Robert Dale, and Jack Lowery to be removed from the Board because of their lackluster performances.  The letter exhorted Cracker Barrel’s management to institute clear, written performance goals for the Company. Further, the letter urged owner-oriented shareholders to join in Biglari’s value-maximization mission, and pledged, in return, that Biglari would not sell a single share as detailed in the letter to shareholders.

•
On April 26, 2012, Cracker Barrel announced that it had entered into an amendment to its credit facility which, among other information, increased the aggregate amount of share and option purchases and redemptions permitted by the Company under its credit facility, thus increasing the total from $65 million to $100 million.  In Mr. Biglari’s letter to shareholders dated November 14, 2011, he had urged the Board to “improve the flexibility in the credit agreement to allow for greater share repurchases.”

•
On May 31, 2012, Cracker Barrel announced that Robert Dale and Jack Lowery, two of the directors for whom Biglari had advocated removal from the Board, would not stand for re-election at the Annual Meeting.  The Company also announced that it had increased the size of the Board from 11 to 13 members and then elected Thomas H. Barr and Glenn A. Davenport to serve as directors.

•
On August 6, 2012, Cracker Barrel announced that Michael Woodhouse and Charles Jones, the other two directors whom Biglari had insisted on removing from the Board, would not stand for re-election at the Annual Meeting. The Company also announced that Mr. Woodhouse would retire as Executive Chairman of the Board effective November 7, 2012, allowing the Board to name James W. Bradford as non-executive Chairman when Mr. Woodhouse would step down.

•	On August 13, 2012, Cracker Barrel announced that it had increased the size of the Board from 13 to 14 members and had elected Norman E. Johnson to serve as a director.

•
On August 13, 2012, Mr. Biglari and Dr. Cooley held a telephone conference with Sandra B. Cochran, President and Chief Executive Officer of Cracker Barrel, and Lawrence E. Hyatt, Senior Vice President and Chief Financial Officer of Cracker Barrel, in which Mr. Biglari emphasized Biglari’s intent to continue as a long-term shareholder of Cracker Barrel.  Mr. Biglari also expressed his and Dr. Cooley’s desire to work constructively with the Company’s new independent directors for the benefit of all shareholders. To advance the idea productively, Mr. Biglari requested a meeting with Mr. Bradford in view of his having been recently designated non-executive Chairman upon Mr. Woodhouse’s retirement.

•
On August 16, 2012, Mr. Biglari and Dr. Cooley met with Mr. Bradford and William W. McCarten, another director of the Company, in Nashville, Tennessee.  During this meeting, Mr. Biglari and Dr. Cooley expressed their interest in being long-term stockholders and their desire to join the Board. They reiterated their view that it is vital to select members on the Board with exceptional industry expertise and crucial ownership in the Company. Mr. Biglari and Dr. Cooley communicated that a letter was being delivered to nominate them for election to the Board only to make the deadline set by the Company. Mr. Biglari and Dr. Cooley stressed their desire to work productively with the Board.

•
On August 16, 2012, Biglari Holdings delivered a letter to the Corporate Secretary of the Company nominating Sardar Biglari and Philip L. Cooley as possible Board members elected by the shareholders of the Company at the Annual Meeting.  The letter was delivered in order to comply with the Company’s advance notice deadline for director nominations, which the Company had accelerated by moving the Annual Meeting to a date more than 30 days prior to the anniversary of the preceding year’s annual meeting.  In its Schedule 13D announcing the nominations, Biglari reiterated its belief that the Board requires directors who have a meaningful ownership interest in the Company as well as highly consequential industry experience. Because of the recent changes on the Board, Biglari was hopeful that Mr. Biglari and Dr. Cooley had the proper qualifications to serve on the Board of Cracker Barrel, could work constructively with the new Board, and as a consequence could avoid a costly and unnecessary proxy contest.

•
On September 5, 2012, Mr. Biglari received a letter from Cracker Barrel in which it asked Biglari Holdings to present names of individuals unaffiliated with Biglari Holdings and unaffiliated with any restaurant company that competes with Cracker Barrel. The letter did not offer two Board seats to representatives of Biglari Holdings.  Rather, the letter proposed the idea of submitting names that could be rejected by Cracker Barrel. The letter also included a standstill; that is, Biglari Holdings would be required (i) to support the Board-recommended slate of nominees at the Annual Meeting and (ii) not to seek to call or support the call for any special meeting of Cracker Barrel shareholders prior to the Company’s 2013 annual meeting.  Biglari believes that the Board’s offer was not serious because any shareholder can nominate individuals to the Board; thus, Biglari believes the offer was presented by the Board to posture and mislead shareholders — all in an obvious attempt to appear reasonable.

•
On the same day, Biglari issued a press release regarding Cracker Barrel’s “offer.”  The release noted that Cracker Barrel’s ersatz proposal had two fundamental flaws: requiring that Biglari nominate two persons to the Board who have (1) no relevant restaurant experience and (2) no significant ownership in Cracker Barrel’s stock.  The release continued that it is simply irrational to deny an 18% shareholder two Board seats, and concluded that the decision to avoid a proxy contest rests completely with the Board.

•	On September 6, 2012, Cracker Barrel issued a press release reconfirming its offer to Biglari.

•
On September 12, 2012, Biglari delivered a letter to the Corporate Secretary of the Company requesting certain shareholder lists in accordance with Tennessee law to communicate with shareholders in connection with the Annual Meeting.  In the letter, Biglari underscored in particular its request for a list of the non-objecting beneficial owners of the Shares (“NOBO List”).  Biglari stated its belief that the production of the NOBO List is vital to ensuring the participation of all shareholders as properly designated in the vote to elect directors. Incidentally, Cracker Barrel did not deliver a NOBO List in last year’s proxy contest, which we believe is clear evidence of the Company’s attempt to stifle our Nominees’ ability to communicate with all the Company’s owners, especially with the smaller shareholders.

•	On September 19, 2012, the Company responded to Biglari’s September 12, 2012 request for certain shareholder lists. Cracker Barrel again failed to provide a NOBO List.

REASONS FOR 2 BOARD SEATS OUT OF 10

We are the largest shareholder of the Company with approximately 17.4% ownership. As such, we have one goal: to maximize the long-term value of Cracker Barrel for the benefit of all shareholders. We are seeking two Board seats and we believe bring the following attributes: (i) properly aligned financial incentives as a result of our 17.4% stake, (ii) relevant and deep industry experience, (iii) experience in engineering an operational turnaround, (iv) a history of generating shareholder value at Biglari Holdings, and (v) contribution of innovative, divergent views to board discussions.

We believe that some positive changes implemented by the Company would not have occurred without our involvement, another reason why we should be on the Board. For instance, the Company has taken several positive steps that we advocated in our letter of November 14, 2011: (i) separating the CEO/Chairman roles, (ii) appointing a new independent Chairman, (iii) pursuing retail royalties through licensing, (iv) amending the credit agreement to allow for greater stock repurchases, (v) increasing transparency through the segregation of retail/restaurant data, (vi) raising the bonus eligibility target, and (vii) returning cash to shareholders. (It should be noted that the Company initially rejected our ideas but ultimately accepted them.)

Notwithstanding the aforementioned, we are convinced that significant value has not been realized through the closing of the productivity gap in operating income per store. We believe generating positive, profitable customer traffic would be a precursor to achieving significant increases in operating income on a per store basis, an impetus which in our view would yield an upward surge in Cracker Barrel’s stock price, as detailed further below. Thus, our agenda is clear: We are seeking two Board seats to advance the discussion on how best to create value through operational improvement. And we would benefit in lock-step with all other shareholders.

We hold a basic belief that over time a company’s stock price and per-share intrinsic value will converge. In the short run, the two can diverge. The implication is that a company’s increase in stock price is not the same as creating economic value. With that framework we remain concerned about the underlying performance of Cracker Barrel. In fiscal 2012 (excluding the impact of the 53rd week) Cracker Barrel increased its operating income per diluted share by 9.5% from $7.07 to $7.74, but its market price moved up by over 40% in fiscal 2012. Clearly, the Company’s stock outperformed its underlying business. We believe this divergence cannot continue. Over the past year, we believe many factors positively changed the market’s valuation of Cracker Barrel, including our presence. Regardless of our opinions concerning these reasons, what is most important is to know that the Company’s earnings will, in our view, ultimately drive stock performance. Because we are long-term investors, we would benefit in tandem with the business performance of the Company, rather than from volatility in stock price. Therefore, we are vigorously interested in adding to the fundamental value of Cracker Barrel. Thus, this proxy contest is centered not on financial engineering but on the finer points of the operations, with a focus on building long-term value for all shareholders.

Time Allows for the Facts to Emerge; We Measure Them Against Predictions

On September 13, 2011 CEO Sandra Cochran said, “Our major priorities for 2012 are focused on increasing customer traffic, growing retail sales as a percent of total sales, and controlling costs.” Unfortunately, Ms. Cochran failed to grow retail sales as a percent of total sales, and much more important, fiscal 2012 marked the eighth straight year of overall decline in customer traffic.

Based on our experience, the most significant lever to increase the value of the Company is by growing customer traffic profitably. Nonetheless, new stores have been opened, shrouding the decrease in unit profit because overall profits are maintained through new openings. This lackluster operating performance is substantial because the power of accumulating more customers through the existing stores rather than through new stores is evident by the following: In fiscal 1998, Cracker Barrel, under its late founder Danny Evins, achieved operating income of $164.9 million with 357 stores, or $462,000 of operating income per store. For fiscal 2012 (excluding the impact of the 53rd week) Cracker Barrel produced operating income of $181.3 million with 616 stores, or $294,000 of operating income per store. By simply closing the productivity gap — realizing the additional $168,000 of operating income per store that the Company was able to achieve in fiscal 1998 — Cracker Barrel’s 616 stores would have earned an additional $103.5 million in operating income. We estimate the market would value the increase in profit at over $1 billion based upon the Company’s current earnings multiple. What we have quantified is the impact of improving operations, which we believe is the uttermost mechanism to attain maximal intrinsic value. We are restaurant-industry specialists, and we have vast experience in analyzing, investing, owning, and running companies. We are confident that we can contribute positively, even foster discussions, in the boardroom. We have long asserted that Cracker Barrel requires keen leadership on the Board that possesses substantial ownership and industry experience to help stimulate the value of the business through fundamental improvement in customer traffic and per-store operating income.

Below is a sequence of events and communications that we believe sheds light on our credibility as well the Board’s.

In the November 14, 2011 letter, Mr. Biglari wrote about pursuing the following initiative: “The retail business of Cracker Barrel should not be restricted to its company-operated stores; rather, selected products could be distributed through other retailers. To reach more consumers in an effective, profitable way is to license Cracker Barrel products to third parties to generate retail royalties. The Cracker Barrel brand can reach more consumers through supermarkets, which most American households must frequent, whereas not all of them will enter a Cracker Barrel store in the coming year. Licensing will aid in making the brand ubiquitous and top of mind. We favor noncapital intensive strategies that leverage the Cracker Barrel brand to generate high-return, annuity-like cash flow.”

On November 29, 2011, the leadership of Cracker Barrel wrote, “While…licensing of retail and food products sound[s] exotic, they won’t produce the immediate ‘return on effort…’” Despite the fact that our licensing idea was dismissed as “exotic” and “won’t produce the immediate ‘return on effort,’” on April 26, 2012 management wrote, “Our intent is to sell Cracker Barrel Old Country Store, Inc. food products in grocery stores.” The leadership further commented, “We’re working to bring branded products similar to what we are featuring in-store into the grocery store … We see the near-term benefit of doing this is generating incremental impression to drive awareness back into our stores and over time obviously opening up an additional income stream.”

We have long believed that licensing will be accretive to the value of the Company. It appears that the Board now agrees. Additionally, we believe licensing is just one example that demonstrates our credibility versus the Board’s. The Company rejected our ideas outright, yet through its own actions displayed how we have added value by ultimately adopting our ideas. Shareholders should grasp how time has allowed actions to clarify the reality behind the rhetoric.

We also urge shareholders not to be misled by the Company’s continuing rhetoric that our Nominees would be conflicted as Board members. In fact, on September 6, 2012, the reason the Board cited for not appointing our Nominees is “due to concerns about potential conflicts of interest and legal issues given your roles with Steak ‘n Shake…” In our mind, these vague statements are baseless, intended to mislead shareholders. In fact, the Securities and Exchange Commission (“SEC”) advised Cracker Barrel (referring to the Company as “participants”) that

“[U]ntil a court of competent jurisdiction adjudicates the merits of the participants’ claims regarding competition, and despite the participants’ belief that Steak & Shake and Cracker Barrel compete, such assertions should be characterized as the opinion of the participants. Further, if the participants choose to disclose the basis for their claims in future filings, any such disclosure should be accompanied with prominent disclosure that alerts shareholders that the legal issue of whether there is competition between the companies has not been determined by a court of law…. Moreover, [your presentation] does not appear to support the underlying and implied assertion that the ‘same’ customers would travel beyond a 3, 5, 10 or greater than 10 mile radius of a Cracker Barrel to a Steak & Shake…. The co-relation you attempt to make between geographic proximity/overlap and the percentage of sales of Cracker Barrel that would be at risk due to competition from Steak & Shake is not evident.” (emphasis added)

Plainly, it appears that the SEC was not convinced that there was a legal or factual basis to Cracker Barrel’s claims on any existing competition between Cracker Barrel and Steak n Shake. Further, Cracker Barrel questions my duty of loyalty while the SEC also asked Cracker Barrel to “please avoid statements that imply Mr. Biglari would violate his state law fiduciary duty of loyalty if elected to the Board.” (emphasis added)

In addition to the SEC’s comments, the two restaurant companies are differing concepts in many important ways. Steak n Shake is a fast-food premium burger establishment whose primary offerings of burgers, fries, drinks/shakes make up nearly 80% of its revenue, with a high percentage ordered via a drive thru. National publications such as QSR magazine place Steak n Shake in its burger/sandwich category whereas Cracker Barrel does not even appear in the magazine because it is not a quick service restaurant. We are categorized as a QSR/limited service restaurant by Crest/NPD, Restaurant Trends, and Technomics. Our average check is in line with QSR companies; those in the family dining category have average checks that exceed Steak n Shake by approximately 50%. Our menu offerings and daypart mix have little correlation to others that are put into the family dining category such as Cracker Barrel, IHOP, Denny’s, Perkins, Bob Evans, among others.

Shareholders should also be aware that Biglari Holdings has an equity investment in Cracker Barrel that is comparable to its equity investment in Steak n Shake. Thus we seek to grow the value of all our major holdings — both controlling interest (i.e., Steak n Shake) and significant minority interest (i.e., Cracker Barrel) — and we have no financial incentive to benefit one at the expense of another.

Separately, we believe the Board is attempting to appear reasonable by citing an “offer” it has presented to us. But we were not offered two Board seats as explained herein. We urge shareholders to look beneath the headline and understand what the so-called “offer” entails. Shareholders should observe that the Board did not offer two Board seats; it proposed that we submit names of individuals that the Board would consider but could reject. After we met with the Board and management, we have repeated that the Board should add members who have a significant stake in the Company’s stock as well as relevant industry experience. In turn, the Board made a proposal to us that is diametrically, absolutely opposed to our position. The Board asked us to nominate two persons to the Board who have (1) no relevant restaurant experience and (2) no significant ownership in Cracker Barrel’s stock. Only then the Board will determine if these individuals are qualified and acceptable. Because our goal is to create value for all shareholders, we do not believe that shareholders would be well served for us to play the role of a professional search firm to identify individuals without relevant restaurant experience and then attempt to place them on the Board. In sum, we urge shareholders to ignore the Board’s rhetoric on its proposal, which in our minds was made solely to give the appearance of reasonableness.

In the final analysis, it is clear to us that the Board is trying to divert attention by focusing on issues that in our view are nonexistent. We were hopeful that the new Board members would have taken time to meet with us and would have departed from their predecessors’ positions, thereby avoiding an unnecessary proxy contest. Nonetheless, we believe we have presented shareholders with relevant facts. Therefore, we urge shareholders to dismiss the Board’s fruitless, misleading claims.

Despite all of the Board’s rhetoric in the proxy contest, we are committed to working constructively with the other members of the Board. We have a significant financial incentive to add value. Your vote to elect our Nominees will send a compelling, convincing message to the Company that Cracker Barrel shareholders desire independent Board members, who possess substantial restaurant, leadership, and financial experience, who are focused on gaining the utmost value for all shareholders. We strongly believe that the value of the Company would be enhanced by our participating on the Board. We urge you to vote only the GOLD proxy card.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board is currently composed of 14 directors.  According to the Company’s proxy statement, four of the 14 directors will not stand for re-election at the Annual Meeting and will resign prior to the Annual Meeting, and the size of the Board will be set at 10 directors at that time.

For the reasons stated above, we are seeking your support at the Annual Meeting to elect our Nominees, in opposition to two of the Company’s nominees for director, ____________ and _____________.  Your vote to elect our Nominees will have the legal effect of replacing two incumbent directors of the Company with our Nominees.  If elected, our Nominees will represent a minority of the members of the Board, specifically 20% (2 of 10 members), and therefore it is not guaranteed that they will be able to enhance shareholder value.

THE NOMINEES

Biglari has nominated two highly qualified Nominees, who, if elected, will exercise their independent judgment in accordance within their fiduciary duties as directors in all matters that come before the Board.  If elected, they will work consistently with their fiduciary duties as directors.  The Nominees would seek to work with the other members of the Board to take those steps that they deem necessary or advisable to unlock the Company’s inherent value.

The Nominees’ nomination was made in a timely manner and in compliance with the provisions of the Company’s governing instruments.  Plainly, we are permitted to nominate the Nominees pursuant to Article 5 of the Bylaws of the Company (the “Bylaws”).

Set forth below are the name, age, business address, present principal occupation, and employment and material occupations, positions, offices, employments and directorships for the past five years of the Nominees.  This information also includes the specific experience, qualifications, attributes and skills of the Nominees that led us to conclude that the Nominees should serve as directors of the Company.  This information has been furnished to us by the Nominees.  The Nominees are citizens of the United States of America.

Sardar Biglari (Age 35) has served as a director since March 2008, Chairman since June 2008, and Chief Executive Officer since August 2008 of Biglari Holdings.  Biglari Holdings is a New York Stock Exchange-listed holding company engaged in a number of diverse business activities.  All major operating, investment, and capital allocation decisions are made for Biglari Holdings by Mr. Biglari.  Mr. Biglari has also served as Chairman and Chief Executive Officer of Biglari Capital, a wholly-owned subsidiary of Biglari Holdings and general partner of the Lion Fund, a private investment fund, since its inception in 2000.  He has also served as a director since December 2005, Chairman since March 2006, and Chief Executive Officer and President since May 2007 of Western Sizzlin Corporation (“Western”), a formerly-NASDAQ-listed diversified holding company, acquired by Biglari Holdings in March 2010.  Since August 2011, Mr. Biglari has also served as a director of CCA Industries, Inc., a manufacturer and marketer of health and beauty aids (“CCA Industries”).  Mr. Biglari’s principal business address is 17802 IH 10 West, Suite 400, San Antonio, Texas 78257.

Director Qualifications:

•
Leadership Experience — Chairman and Chief Executive Officer of Biglari Holdings; Chairman and Chief Executive Officer of Steak n Shake; Chairman and Chief Executive Officer of Western; Chairman and Chief Executive Officer of Biglari Capital, the general partner of the Lion Fund; and director of CCA Industries.

•	Financial Experience — Extensive track record of allocating capital for both Biglari Holdings and the Lion Fund.
•	Industry Experience — Robust, deep-rooted understanding of the restaurant industry and turnaround experience through his revitalization of Steak n Shake. Moreover, he has retail operations experience.

Philip L. Cooley (age 68) has served as a director since March 2008 and Vice Chairman since April 2009 of Biglari Holdings, as well as chairman of its audit committee until September 2012.  Dr. Cooley was the Prassel Distinguished Professor of Business at Trinity University, San Antonio, Texas, from 1985 until his retirement in May 2012.  Dr. Cooley has served as an advisory director of Biglari Capital since 2000 and as Vice Chairman and a director of Western from March 2006 and December 2005, respectively, until its acquisition by Biglari Holdings in March 2010.  Since August 2011, Dr. Cooley has also served as a director of CCA Industries.  Dr. Cooley is past president of the Eastern Finance Association and serves on its board of trustees; he is also past president of the Southern Finance Association. He also serves on the board of the Consumer Credit Counseling Service of Greater San Antonio.

Director Qualifications:
•	Leadership Experience — Vice Chairman of Biglari Holdings; former Vice Chairman of Western; and director of CCA Industries.
•
Financial Experience — Prassel Distinguished Professor of Business at Trinity University, San Antonio, Texas for 27 years.  Author of more than 60 articles on financial topics, his work has appeared in the Journal of Finance, Journal of Business and others. He also has authored several books on finance.

•	Industry Experience — Robust, deep-rooted understanding of the restaurant industry and turnaround experience through his service as Vice Chairman of each of Biglari Holdings and Western.

As of the date hereof, neither Nominee directly owns any Shares.  The Nominees, as members of a “group” for the purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may be deemed to own beneficially an aggregate of 4,091,037 Shares owned directly by other members of the group.  Each of the Nominees specifically disclaims beneficial ownership of such Shares that he does not directly own.  For information regarding purchases and sales of Shares during the past two years by the other members of the group that may be deemed to be beneficially owned by the Nominees, see Schedule II.

If elected as a director of the Company, each of the Nominees would be an “independent director” within the meaning of (i) applicable NASDAQ listing standards applicable to board composition and (ii) Section 301 of the Sarbanes-Oxley Act of 2002.

On August 16, 2012, Biglari Holdings, Biglari Capital, the Lion Fund, Steak n Shake and the Nominees entered into a Joint Filing and Solicitation Agreement in which, among other things, (i) on behalf of all of the aforesaid parties, they agreed to the joint filing of statements on Schedule 13D with respect to the securities of the Company, (ii) they agreed to solicit proxies or written consents for the election of the Nominees to the Board at the Annual Meeting (the “Solicitation”), and (iii) Biglari Holdings agreed to bear all expenses incurred in connection with the Solicitation, subject to certain limitations.

The Nominees will not receive any compensation from any member of Biglari for their service as directors of the Company. Other than as stated herein, there are no arrangements or understandings among any of the members of Biglari and the Nominees or any other person or persons pursuant to which the nominations described herein are to be made, other than the consent by the Nominees to be named in this Proxy Statement and to serve as directors of the Company if elected as such at the Annual Meeting.

Certainly, we do not expect that the Nominees will be unable to stand for election, but, in the unforeseen event either of the Nominees is incapable of serving or for good cause will not serve, the Shares represented by the enclosed GOLD proxy card will be cast for substitute nominee(s), if the unforeseen eventuality is not prohibited under the Bylaws and applicable legalities.  In addition, we reserve the right to nominate substitute person(s) if the Company makes or announces any changes to its Bylaws or takes or verbalizes any other action that has, or if consummated would have, disqualified the Nominee(s), of course to the extent this action is not prohibited under the Bylaws and applicable law.  In any such case, the Shares represented by the enclosed GOLD proxy card will be voted in favor of substitute nominee(s).  We reserve the right to nominate additional person(s), to the extent that opting for this action is not prohibited under the Bylaws and applicable law, if the Company increases the size of the Board above its existing number, or above its contemplated size at the conclusion of the Annual Meeting, or enlarges the number of directors whose terms expire at the Annual Meeting.  Additional nomination(s) made pursuant to the preceding sentence should be without prejudice to the position of Biglari that any attempt by the Company to increase the size of the Board, or to classify, reconstitute or reconfigure the Board, would constitute unlawful manipulation of the Company’s corporate machinery.

YOU ARE URGED TO VOTE FOR THE ELECTION OF THE NOMINEES ON THE ENCLOSED GOLD PROXY CARD.

PROPOSAL NO. 2

THE COMPANY’S SHAREHOLDER RIGHTS PLAN PROPOSAL

Biglari believes that a shareholder rights plan, also known as a poison pill — like the one Cracker Barrel seeks to approve at the Annual Meeting — will limit the Company’s future stock price. We firmly contend that the poison pill entrenches Board members, limiting their accountability to shareholders. We believe a poison pill disenfranchises shareholders and insulates the Board from accountability.  It is clear to us that shareholders feel similarly, having rejected the previous iteration of the Company’s poison pill at its 2011 annual meeting by an overwhelming margin, with over 70% of the votes cast against that proposal.

Because Cracker Barrel is domiciled in Tennessee, the Company is afforded significant anti-takeover provisions. Under Tennessee law, a statute about business combination denies any shareholder the right to acquire fully the Company for five years if that shareholder gains 10% or more of the Company without the prior approval of the Cracker Barrel Board. Biglari has already exceeded the 10% threshold absent Board approval, thus effectively precluding it from pursuing an unsolicited business combination.

Cracker Barrel’s rationale for its poison pill completely falls apart when viewed in the context of the Tennessee Control Share Acquisition Act.  This statute provides that a shareholder with more than a 20% ownership cannot vote any shares above 20%, unless voting rights are authorized by the other shareholders at a special meeting. Accordingly, we believe a 20% threshold for Cracker Barrel’s poison pill is completely unnecessary.

Despite the existence of these protective Tennessee laws, the Board vainly attempts to defend its imposition of the poison pill in its proxy statement, writing that “the Tennessee Control Share Acquisition Act has no effect on acquisitions below 20%...”  Yet neither does the Company’s poison pill, which has the same 20% threshold.  The Board further states in its proxy statement:  “Certain provisions of Tennessee law to which the Company is subject may also provide protections from abusive takeover tactics, but we believe the Rights Plan provides additional protection from an acquirer that desires to own a significant position and exercise a controlling influence over the Company through voting and election of directors….” (emphasis added).  But why is the poison pill needed to prevent Biglari from exercising “a controlling influence over the Company through voting and election of directors” when the Tennessee Control Share Acquisition Act, which establishes the same 20% threshold as Cracker Barrel’s poison pill, already prevents Biglari from voting any and all shares in excess of that level?  We believe the clear fallacy within the Board’s arguments should motivate every shareholder to question the Board’s true determination behind its implementation of the poison pill.

Glass, Lewis & Co., a leading proxy advisory firm, also shares this view regarding the deleterious effect of poison pills.  Glass Lewis articulated its position in its report for the Company’s 2011 annual meeting:

“Glass Lewis believes that, in general, poison pills are not conducive to good corporate governance….  Studies have shown that an increase in protection through anti-takeover statutes is associated with a decrease in management accountability (Marianne Bertrand and Sendhil Mullinathan, Is there Discretion in Wage Setting? A Test Using Takeover Legislation, Rand Journal of Economics (1999), page 535; Gerald T. Garvey and Gordon Hank, Capital Structure and Corporate Control: The Effect of Antitakeover Statutes on Firm Leverage, Journal of Finance (1999), pages 519, 520).  Other studies have found that companies with greater protection from takeovers are associated with poorer operating performance (Paul A. Gompers, Joy L. Ishii and Andrew Metrick, Corporate Governance and Equity Prices, NBER Working Paper No. 8449 (2001)).”

Furthermore, we believe Cracker Barrel’s poison pill will have a negative effect on its share price.  Limiting the number of shares that shareholders can purchase limits demand, which therefore can negatively impact market price.  This restriction also removes optionality for investors.  Options have value; by removing options, shareholder value is reduced.

Consequently, we strongly recommend that you vote against the poison pill because we believe that it is unnecessary, embeds the Board, and reduces Cracker Barrel’s stock price.

YOU ARE URGED TO VOTE AGAINST THE COMPANY’S SHAREHOLDER RIGHTS PLAN ON THE ENCLOSED GOLD PROXY CARD

PROPOSAL NO. 3

THE COMPANY’S SAY ON PAY PROPOSAL

As discussed in further detail in Cracker Barrel’s proxy statement, shareholders have the opportunity, on an advisory basis, to vote on the compensation of the Company’s named executive officers.  This is often referred to as a “say on pay,” which provides shareholders with the ability to cast a vote about the Company’s 2012 executive compensation programs as well as policies and the compensation paid to the named executive officers as disclosed in the Company’s proxy statement through the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s proxy statement for the Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2012 Summary Compensation Table and the other related tables and disclosure.”

We believe in a pay-for-performance system because it best aligns the interests of management with those of the shareholders. Last year we were concerned that the Board, led by its Compensation Committee, set a low bar for bonus compensation. We set forth our position in last year’s proxy statement: “We think that setting the bar exceedingly low is not only skewed but also disperses the wrong message throughout the organization…. In our view, the combination of setting low expectations, paying higher compensation for a lower performance, and failing to state in its proxy a clear, unambiguous, and detailed rationale for its compensation programs (e.g., lack of performance matrix) lead us to recommend an AGAINST vote on say on pay.”

Thus, we believe the Company reacted to our concern and to other shareholder dissention on its pay practices and disclosures. In the Company’s proxy statement, the Board provided additional clarity and a performance matrix. While we are pleased that the Company has taken positive steps, we do think additional improvement is absolutely essential.

In its proxy statement the Company advocates that “One hundred percent of the at-risk compensation payable to our executives is tied to the Company’s achievement of measurable performance goals (operating income and ROIC [return on invested capital])….”  While we generally favor the ROIC metric, we do not apprehend it is the appropriate barometer of economic progress at Cracker Barrel. Setting proper metrics to base variable compensation is entirely crucial.  However, we believe that using ROIC to determine the compensation for Cracker Barrel’s executive officers fails on two levels: (i) ROIC is too susceptible to the discretion of the Board; and (ii) ROIC does not accurately reflect the financial performance of the Company.

From fiscal 2005 to fiscal 2011 (Cracker Barrel has not disclosed its ROIC calculation for fiscal 2012), ROIC increased from 12.4% to 15.2%.  However, despite the fact that the Company spent approximately $615 million in capital, its operating income declined, both on an overall and per-store basis.

Cracker Barrel Operating Income Per Store Vs. Return on Invested Capital ($ in thousands)

	2005	2011
Operating Income	$168,821	$167,181
No. of Stores	529	603
Operating Income Per Store	$319	$277
ROIC	12.4%	15.2%
Source: As Reported in SEC Filings.

Now in fiscal 2012, the Board has introduced a new formula for calculating ROIC that is entirely different from its method for assessing ROIC for fiscal 2011.  Whereas ROIC for fiscal 2011 was defined by the Company as “operating profit after tax divided by the sum of debt plus equity,” ROIC for fiscal 2012 involves a far more convoluted formula, as disclosed in the Company’s proxy statement for the 2012 Annual Meeting. We view this shifting definition as entirely consistent with the Board’s modus operandi, emphasizing the appearance of results over real financial performance.

 We believe a better measure of economic value creation is growth in operating income per store. The average operating income of a Cracker Barrel store has dropped from $319,000 in fiscal 2005 to $294,000 in fiscal 2012. Plainly, accounting metrics such as ROIC have their limitations. We find the per-store operating income metric should drive management’s variable compensation. Utilizing the per-store operating income metric for at-risk compensation would, in our judgment, tie pay to improvement in the underlying performance and health of the Company. In our minds, such an arrangement would be symmetrical: The lower the performance, the lower the pay; the higher the performance, the higher the pay.

Therefore, we have concluded that the current compensation model is inadequate and as a result, we recommend that you vote AGAINST say on pay. We feel secure that an AGAINST vote would send the right message to the Board so it continues to rectify its compensation system through linking managerial achievement to compensation.

YOU ARE URGED TO VOTE AGAINST THE SAY ON PAY PROPOSAL ON THE ENCLOSED GOLD PROXY CARD

PROPOSAL NO. 4

THE COMPANY’S PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As discussed in further detail in the Company’s proxy statement, the Audit Committee of the Board has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2013 fiscal year and is proposing that shareholders ratify such appointment.  The Company is submitting the appointment of Deloitte & Touche LLP for ratification of the shareholders at the Annual Meeting.

WE MAKE NO RECOMMENDATION WITH RESPECT TO THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2013 FISCAL YEAR AND INTEND TO VOTE OUR SHARES “FOR” THIS PROPOSAL

VOTING AND PROXY PROCEDURES

Only shareholders of record on the Record Date will be entitled to notice of and to vote at the Annual Meeting.  Each Share is entitled to one vote.  Shareholders who sell Shares before the Record Date (or acquire them without voting rights after the Record Date) may not vote such Shares.  Shareholders of record on the Record Date will retain their voting rights in connection with the Annual Meeting even if they sell their Shares after the Record Date.  Based on publicly available information, we believe that the only outstanding class of securities of the Company entitled to vote at the Annual Meeting is the Shares.

Shares represented by properly executed GOLD proxy cards will be voted at the Annual Meeting as marked and, in the absence of specific instructions, will be voted FOR the election of the Nominees to the Board, FOR the candidates who have been nominated by the Company other than _____________ and ______________, AGAINST the Company’s shareholder rights plan, or poison pill, AGAINST the Say on Pay Proposal, FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2013 fiscal year, and in the discretion of the persons named as proxies on all other matters as may properly come before the Annual Meeting.

According to the Company’s proxy statement for the Annual Meeting, the current Board intends to nominate 10 candidates for election as directors at the Annual Meeting.  This Proxy Statement is soliciting proxies to elect not only our Nominees, but also the candidates who have been nominated by the Company other than _____________ and ______________.  This gives shareholders who wish to vote for our Nominees and such other persons the ability to do so.  Under applicable proxy rules we are required either to solicit proxies only for our Nominees, which could result in limiting the ability of shareholders to fully exercise their voting rights with respect to the Company’s nominees, or to solicit for our Nominees and for fewer than all of the Company’s nominees, which enables a shareholder who desires to vote for our Nominees to also vote for those of the Company’s nominees for whom we are soliciting proxies.  The names, backgrounds and qualifications of the Company’s nominees, and other information about them, can be found in the Company’s proxy statement.  There is no assurance that any of the Company’s nominees will serve as directors if our Nominees are elected.

QUORUM; DISCRETIONARY VOTING

In order to constitute a quorum with respect to each matter to be presented at the Annual Meeting, a majority of the outstanding Shares as of the Record Date must be present at the Annual Meeting either in person or by proxy.  If you vote, your Shares will be part of the quorum.  Abstentions and broker non-votes will count as Shares that are present for the purpose of establishing a quorum, but will not be counted as votes cast either in favor of or against a particular proposal.  A “broker non-vote” is a proxy submitted by a bank, broker or other custodian that does not indicate a vote for some of the proposals because the broker does not have or does not exercise discretionary voting authority on certain types of proposals and has not received instructions from its client as to how to vote on those proposals.

There are no “routine” matters for purposes of the Annual Meeting.  Brokers cannot vote on their customers’ behalf on “non-routine” proposals.  If you hold your Shares in street name and do not provide voting instructions to your bank, broker, or other custodian, your Shares will not be voted on any proposal on which your broker does not have or does not exercise discretionary authority to vote, including any non-routine matter for which you do not provide voting instructions.  A broker non-vote on any of the proposals presented at the Annual Meeting will have no effect on the outcome of the proposal.

VOTES REQUIRED

Election of directors.  According to the Company’s proxy statement, directors are elected by a plurality vote.  As a result, the 10 director nominees receiving the highest number of FOR votes will be elected as directors.  A shareholder who abstains with respect to this proposal will have no effect on the outcome of the vote for the election of directors.

The Company’s shareholder rights plan.  According to the Company’s proxy statement, with respect to the Company’s shareholder rights plan, or poison pill, in order to be approved, the number of Shares voted FOR this proposal must exceed the number of Shares voted AGAINST this proposal.  A shareholder who abstains with respect to this proposal will have no effect on the outcome of the vote for this proposal.

Say on Pay Proposal.  According to the Company’s proxy statement, with respect to the Say on Pay Proposal, in order to be approved, the number of Shares voted FOR this proposal must exceed the number of Shares voted AGAINST this proposal.  A shareholder who abstains with respect to this proposal will have no effect on the outcome of the vote for this proposal.

Ratification of the appointment of Deloitte & Touche LLP.  According to the Company’s proxy statement, with respect to the ratification of the appointment of Deloitte & Touche LLP, in order to be approved, the votes cast FOR this proposal must exceed the votes cast AGAINST this proposal.  A shareholder who abstains with respect to this proposal will have no effect on the outcome of the vote for this proposal.

REVOCATION OF PROXIES

Shareholders of the Company may revoke their proxies at any time prior to exercise by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy) or by delivering a written notice of revocation.  The delivery of a subsequently dated proxy which is properly completed will constitute a revocation of any earlier proxy.  The revocation may be delivered either to Biglari in care of Morrow & Co., LLC at the address set forth on the back cover of this Proxy Statement or to the Cracker Barrel at 305 Hartmann Drive, Lebanon, Tennessee 37087, Attention: Corporate Secretary, or any other address provided by Cracker Barrel.  Although a revocation is effective if delivered to Cracker Barrel, Biglari requests that either the original or photostatic copies of all revocations be mailed to Biglari in care of Morrow & Co., LLC at the address set forth on the back cover of this Proxy Statement so that we will be aware of all revocations and can more accurately determine if and when proxies have been received from the holders of record on the Record Date of a majority of the outstanding Shares.  Additionally, Morrow & Co., LLC may use this information to contact shareholders who have revoked their proxies in order to solicit later dated proxies for the election of the Nominees.

IF YOU WISH TO VOTE FOR THE ELECTION OF THE NOMINEES TO THE BOARD, AGAINST THE COMPANY’S SHAREHOLDER RIGHTS PLAN, OR POISON PILL, AND AGAINST THE SAY ON PAY PROPOSAL, PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED GOLD PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

SOLICITATION OF PROXIES

The solicitation of proxies pursuant to this Proxy Statement is being made by Biglari.  Proxies may be solicited by mail, facsimile, telephone, telegraph, Internet, in person and by advertisements.

Biglari Holdings has entered into an agreement with Morrow & Co., LLC (“Morrow”) for solicitation and advisory services in connection with this solicitation, for which Morrow will receive a fee not to exceed $100,000, together with reimbursement for its reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses, including certain liabilities under the federal securities laws.  Morrow will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders. Biglari Holdings has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the Shares they hold of record.  Biglari Holdings will reimburse these record holders for their reasonable out-of-pocket expenses in so doing.  It is anticipated that Morrow will employ approximately ___ persons to solicit Cracker Barrel shareholders for the Annual Meeting.

The entire expense of soliciting proxies is being borne by Biglari Holdings.  Costs of this solicitation of proxies are currently estimated to be approximately $________.  Biglari Holdings estimates that through the date hereof, its expenses in connection with this solicitation are approximately $________.  Biglari Holdings intends to seek reimbursement from the Company of all expenses it incurs in connection with the solicitation of proxies.  Biglari Holdings does not intend to submit the question of such reimbursement to a vote of security holders of the Company.

OTHER PARTICIPANT INFORMATION

The participants in this proxy solicitation are Biglari Holdings, Biglari Capital, the Lion Fund, Steak n Shake, Sardar Biglari, Philip L. Cooley and Biglari Holdings’ other directors and executive officers listed on Schedule I.  Biglari Holdings is a diversified holding company engaged in a number of diverse business activities.  The principal business of the Lion Fund is purchasing, holding and selling securities for investment purposes. The principal business of Biglari Capital, a wholly owned subsidiary of Biglari Holdings, is serving as the general partner of the Lion Fund.  The principal business of Steak n Shake, a wholly owned subsidiary of Biglari Holdings, is the ownership, operation, and franchising of Steak n Shake restaurants.  The principal occupation of Sardar Biglari is serving as Chairman and Chief Executive Officer of Biglari Holdings, Biglari Capital and Steak n Shake.  The principal occupation of Philip L. Cooley is serving as Vice Chairman of Biglari Holdings.  The principal business address of each of Biglari Holdings, Biglari Capital, the Lion Fund, Steak n Shake, Sardar Biglari and Philip L. Cooley is 17802 IH 10 West, Suite 400, San Antonio, Texas 78257.

See Schedule I for additional information relating to Biglari Holdings’ directors and executive officers who are participants in this solicitation.  No additional compensation will be paid to these individuals in connection with this solicitation.

As of the date hereof, Biglari Holdings directly owns 3,849,693 Shares, the Lion Fund directly owns 140,100 Shares and Steak n Shake directly owns 101,244 Shares.  By virtue of the relationships described above, Mr. Biglari may be deemed to beneficially own the 3,849,693 Shares directly held by Biglari Holdings, each of Biglari Holdings, Biglari Capital and Mr. Biglari may be deemed to beneficially own the 140,100 Shares directly held by the Lion Fund and each of Biglari Holdings and Mr. Biglari may be deemed to beneficially own the 101,244 Shares directly held by Steak n Shake.  As of the date hereof, none of the other participants in this solicitation directly owns any Shares.

Each participant in this solicitation, as a member of a “group” with the other participants for the purposes of Section 13(d)(3) of the Exchange Act, may be deemed to beneficially own the 4,091,037 Shares owned in the aggregate by the participants.  Each participant in this solicitation specifically disclaims beneficial ownership of the Shares he or it does not directly own.  For information regarding purchases and sales of securities of the Company during the past two years by the participants in this solicitation, see Schedule II.

The Shares owned collectively by the members of Biglari are held primarily in margin accounts maintained with prime brokers, which may extend margin credit as and when required to open or carry positions in the margin accounts, subject to applicable federal margin regulations, stock exchange rules and the prime brokers’ credit policies.  In such instances, the positions held in the margin accounts are pledged as collateral security for the repayment of debit balances in the accounts.

Except as set forth in this Proxy Statement (including the Schedules hereto), (i) during the past 10 years, no participant in this solicitation has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no participant in this solicitation directly or indirectly beneficially owns any securities of the Company; (iii) no participant in this solicitation owns any securities of the Company which are owned of record but not beneficially; (iv) no participant in this solicitation has purchased or sold any securities of the Company during the past two years; (v) no part of the purchase price or market value of the securities of the Company owned by any participant in this solicitation is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no participant in this solicitation is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any participant in this solicitation owns beneficially, directly or indirectly, any securities of the Company; (viii) no participant in this solicitation owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (ix) no participant in this solicitation or any of his or its associates was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no participant in this solicitation or any of his or its associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; (xi) no participant in this solicitation has a substantial interest, direct or indirect, by securities holdings or otherwise in any matter to be acted on at the Annual Meeting; (xii) no participant in this solicitation holds any positions or offices with the Company; (xiii) no participant in this solicitation has a family relationship with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer and (xiv) no corporations or organizations, with which any participant in this solicitation has been employed in the past five years, is a parent, subsidiary or other affiliate of the Company.

There are no material proceedings to which any participant in this solicitation or any of his or its associates is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.  With respect to the Nominees, none of the events enumerated in Item 401(f)(1)-(8) of Regulation S-K of the Exchange Act occurred during the past ten years.

OTHER MATTERS AND ADDITIONAL INFORMATION

OTHER MATTERS

Other than those discussed above, Biglari is unaware of any other matters to be considered at the Annual Meeting.  However, should other matters, which Biglari is not aware of a reasonable time before this solicitation, be brought before the Annual Meeting, the persons named as proxies on the enclosed GOLD proxy card will vote on such matters in their discretion.

SHAREHOLDER PROPOSALS

According to the Company’s proxy statement for the Annual Meeting, if you wish to submit a proposal to be included in the Company’s proxy statement for its 2013 Annual Meeting of Shareholders, proposals must be submitted by eligible shareholders who have complied with the relevant regulations of the SEC and must be received no later than _________, 2013.  Shareholder proposals should be mailed to Corporate Secretary, Cracker Barrel Old Country Store, Inc., 305 Hartmann Drive, Lebanon, Tennessee 37087.

In addition, according to the Company’s proxy statement for the Annual Meeting, the Company’s Bylaws contain an advance notice provision requiring that, if a shareholder wants to present a proposal (including a nomination) at its 2013 Annual Meeting of shareholders (whether or not to be included in the Company’s proxy statement), the shareholder must provide timely written notice thereof to the Secretary of the Company.  In order to be timely, the notice must be delivered to the Secretary of the Company at the principal executive offices of the Company not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the Annual Meeting.  The Company’s Bylaws set forth detailed information that must be submitted with any shareholder proposal.  In the event that the date of the 2013 Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, however, notice by the shareholder must be delivered not earlier than the close of business on the 120th day prior to the date of the 2013 Annual Meeting and not later than the close of business on the later of the 90th day prior to the date of the 2013 Annual Meeting (or, if the first public announcement of the date of the 2013 Annual Meeting is less than 100 days prior to the date of such Annual Meeting, the 10th day following the date on which public announcement of the date of the 2013 Annual Meeting is first made by the Company).  In the event that a shareholder proposal intended to be presented for action at an Annual Meeting is not received timely, then the persons designated as proxies in the proxies solicited by the Board of Directors in connection with that Annual Meeting will be permitted to use their discretionary voting authority with respect to the proposal, whether or not the proposal is discussed in the proxy statement for that Annual Meeting.

The information set forth above regarding the procedures for submitting shareholder proposals for consideration at the 2013 Annual Meeting is based on information contained in the Company’s proxy statement.  The incorporation of this information in this Proxy Statement should not be construed as an admission by Biglari that such procedures are legal, valid or binding

 INCORPORATION BY REFERENCE

BIGLARI HAS OMITTED FROM THIS PROXY STATEMENT CERTAIN DISCLOSURE REQUIRED BY APPLICABLE LAW THAT IS INCLUDED IN THE COMPANY’S PROXY STATEMENT RELATING TO THE ANNUAL MEETING.  THIS DISCLOSURE INCLUDES, AMONG OTHER THINGS, CURRENT BIOGRAPHICAL INFORMATION ON THE COMPANY’S DIRECTORS, INFORMATION CONCERNING EXECUTIVE COMPENSATION, AND OTHER IMPORTANT INFORMATION.  ALTHOUGH WE DO NOT HAVE ANY KNOWLEDGE INDICATING THAT ANY STATEMENT MADE BY BIGLARI HEREIN IS UNTRUE, WE DO NOT TAKE ANY RESPONSIBILITY FOR THE ACCURACY OR COMPLETENESS OF STATEMENTS TAKEN FROM PUBLIC DOCUMENTS AND RECORDS THAT WERE NOT PREPARED BY OR ON OUR BEHALF, OR FOR ANY FAILURE BY THE COMPANY TO DISCLOSE EVENTS THAT MAY AFFECT THE SIGNIFICANCE OR ACCURACY OF SUCH INFORMATION.  SEE SCHEDULE III FOR INFORMATION REGARDING PERSONS WHO BENEFICIALLY OWN MORE THAN 5% OF THE SHARES AND THE OWNERSHIP OF THE SHARES BY THE DIRECTORS AND MANAGEMENT OF THE COMPANY.

The information concerning Cracker Barrel contained in this Proxy Statement and the Schedules attached hereto has been taken from, or is based upon, publicly available information.

BIGLARI HOLDINGS INC.

______________, 2012

SCHEDULE I

INFORMATION CONCERNING BIGLARI HOLDINGS’ DIRECTORS AND EXECUTIVE OFFICERS WHO ARE PARTICIPANTS IN THIS SOLICITATION

The principal occupations and business addresses of Biglari Holdings’ directors and executive officers who are participants in this solicitation are set forth below.

Name and Position	Present Principal Occupation	Principal Business Address
Sardar Biglari, Chairman of the Board and Chief Executive Officer	Chairman and Chief Executive Officer of Biglari Holdings, Biglari Capital and Steak n Shake	c/o Biglari Holdings Inc. 17802 IH 10 West Suite 400 San Antonio, Texas 78257
Philip L. Cooley, Vice Chairman of the Board	Retired Prassel Distinguished Professor of Business at Trinity University	c/o Biglari Holdings Inc. 17802 IH 10 West Suite 400 San Antonio, Texas 78257
Duane E. Geiger, Interim Chief Financial Officer and Vice President	Interim Chief Financial Officer and Vice President of Biglari Holdings	c/o Biglari Holdings Inc. 17802 IH 10 West Suite 400 San Antonio, Texas 78257
Bruce Lewis, Controller	Controller of Biglari Holdings	c/o Biglari Holdings Inc. 17802 IH 10 West Suite 400 San Antonio, Texas 78257
Dr. Ruth J. Person, Director	Chancellor and Professor of Management, University of Michigan-Flint	c/o Biglari Holdings Inc. 17802 IH 10 West Suite 400 San Antonio, Texas 78257
Kenneth R. Cooper, Director	Attorney	c/o Biglari Holdings Inc. 17802 IH 10 West Suite 400 San Antonio, Texas 78257
William L. Johnson, Director	President and Chief Executive Officer of The Berean Group, LLC	c/o Biglari Holdings Inc. 17802 IH 10 West Suite 400 San Antonio, Texas 78257
James P. Mastrian, Director	Retired Chief Operating Officer of Rite Aid Corporation	c/o Biglari Holdings Inc. 17802 IH 10 West Suite 400 San Antonio, Texas 78257

I-1

SCHEDULE II

TRANSACTIONS IN SECURITIES OF CRACKER BARREL
DURING THE PAST TWO YEARS

Class of Security	Securities Purchased/(Sold)	Date of Purchase/Sale

BIGLARI HOLDINGS INC.
Common Stock	1,250	02/23/2011
Common Stock	1,250	02/25/2011
Common Stock	33,950	03/01/2011
Common Stock	(2,660)	03/02/2011
Common Stock	(10,500)	03/03/2011
Common Stock	14,000	03/04/2011
Common Stock	(7,000)	03/04/2011
Common Stock	1,400	03/07/2011
Common Stock	(8,400)	03/08/2011
Common Stock	(5,077)	03/11/2011
Common Stock	1,750	03/15/2011
Common Stock	11,900	03/17/2011
Common Stock	24,500	03/18/2011
Common Stock	4,200	03/21/2011
Common Stock	2,100	03/22/2011
Common Stock	3,500	03/23/2011
Common Stock	2,100	03/28/2011
Common Stock	5,600	03/29/2011
Common Stock	4,200	03/30/2011
Common Stock	9,100	04/01/2011
Common Stock	2,800	04/05/2011
Common Stock	3,500	04/06/2011
Common Stock	17,500	04/07/2011
Common Stock	52,500	04/08/2011

Class of Security	Securities Purchased/(Sold)	Date of Purchase/Sale

Common Stock	20,230	04/11/2011
Common Stock	3,500	04/14/2011
May 21, 2011 Put Option, ($45.00 Strike Price)1	(50)	04/14/2011
Common Stock	(35,000)	04/15/2011
Common Stock	(13,193)	04/19/2011
Common Stock	(35,000)	04/20/2011
Common Stock	7,000	05/03/2011
Common Stock	(17,500)	05/05/2011
Common Stock	(72,117)	05/12/2011
Common Stock	(20,883)	05/19/2011
Common Stock	(400)	05/23/2011
Common Stock	295,000	05/24/2011
June 18, 2011 Put Option, ($45.00 Strike Price)2	(1,000)	05/24/2011
Common Stock	200,000	05/25/2011
Common Stock	95,000	05/26/2011
Common Stock	82,200	05/27/2011
Common Stock	115,000	05/31/2011
Common Stock	35,000	06/01/2011
Common Stock	61,661	06/02/2011
Common Stock	140,000	06/03/2011
Common Stock	175,017	06/06/2011
Common Stock	156,200	06/07/2011
Common Stock	170,000	06/08/2011
Common Stock	58,218	06/09/2011

1On April 14, 2011, Biglari Holdings sold 50 listed put option contracts giving the counterparties the right, but not the obligation, to deliver to Biglari Holdings 500 shares of Common Stock at an exercise price of $45.00 per share.  Such put options expired unexercised on May 21, 2011.
2 On May 24, 2011, Biglari Holdings sold 1,000 listed put option contracts giving the counterparties the right, but not the obligation, to deliver to Biglari Holdings 100,000 shares of Common Stock at an exercise price of $45.00 per share.  Such put options expired unexercised on June 18, 2011.

Class of Security	Securities Purchased/(Sold)	Date of Purchase/Sale

Common Stock	236,438	06/10/2011
Common Stock	176,200	06/13/2011
Common Stock	150,030	9/27/2011
Common Stock	1,823	10/14/2011
Common Stock	118,886	01/03/2012
Common Stock	116,711	01/04/2012
Common Stock	180,100	01/05/2012
Common Stock	1,900	01/05/2012
Common Stock	160,000	01/06/2012
Common Stock	60,000	01/09/2012
Common Stock	65,000	01/10/2012
Common Stock	54,515	01/11/2012
Common Stock	1,300	01/12/2012
Common Stock	4,100	01/18/2012
Common Stock	52,500	01/23/2012
Common Stock	85,425	01/24/2012
Common Stock	14,575	01/24/2012
Common Stock	53,500	01/25/2012
Common Stock	47,407	01/26/2012
Common Stock	34,293	01/27/2012
Common Stock	62,200	02/10/2012
Common Stock	79,491	02/13/2012
Common Stock	20,000	02/14/2012
Common Stock	36,200	03/05/2012
Common Stock	47,656	03/06/2012
Common Stock	27,431	03/23/2012
Common Stock	15,300	03/28/2012
Common Stock	36,000	03/29/2012
Common Stock	37,700	03/30/2012

Class of Security	Securities Purchased/(Sold)	Date of Purchase/Sale

Common Stock	4,100	04/02/2012
Common Stock	46,000	04/04/2012
Common Stock	3,800	04/05/2012
Common Stock	65,000	04/09/2012
Common Stock	73,100	04/10/2012
Common Stock	21,488	04/16/2012
Common Stock	22,300	04/18/2012
Common Stock	7,300	05/04/2012
Common Stock	5,000	05/07/2012
Common Stock	15,000	05/08/2012
Common Stock	22,528	09/17/2012
Common Stock	4,000	09/18/2012

THE LION FUND, L.P.
Common Stock	1,250	02/23/2011
Common Stock	1,250	02/25/2011
Common Stock	14,550	03/01/2011
Common Stock	(1,140)	03/02/2011
Common Stock	(4,500)	03/03/2011
Common Stock	6,000	03/04/2011
Common Stock	(3,000)	03/04/2011
Common Stock	600	03/07/2011
Common Stock	(3,600)	03/08/2011
Common Stock	(2,176)	03/11/2011
Common Stock	750	03/15/2011
Common Stock	5,100	03/17/2011
Common Stock	10,500	03/18/2011
Common Stock	1,800	03/21/2011
Common Stock	900	03/22/2011

Class of Security	Securities Purchased/(Sold)	Date of Purchase/Sale

Common Stock	1,500	03/23/2011
Common Stock	900	03/28/2011
Common Stock	2,400	03/29/2011
Common Stock	1,800	03/30/2011
Common Stock	3,900	04/01/2011
Common Stock	1,200	04/05/2011
Common Stock	1,500	04/06/2011
Common Stock	7,500	04/07/2011
Common Stock	22,500	04/08/2011
Common Stock	8,670	04/11/2011
Common Stock	1,500	04/14/2011
May 21, 2011 Put Option, ($45.00 Strike Price)3	(21)	04/14/2011
Common Stock	(15,000)	04/15/2011
Common Stock	(5,654)	04/19/2011
Common Stock	(15,000)	04/20/2011
Common Stock	3,000	05/03/2011
Common Stock	(7,500)	05/05/2011
Common Stock	(30,907)	05/12/2011
Common Stock	(10,093)	05/19/2011
Common Stock	(400)	05/23/2011
Common Stock	5,000	05/24/2011
Common Stock	10,000	05/26/2011
Common Stock	20,000	05/27/2011
Common Stock	10,000	05/31/2011
Common Stock	5,000	06/01/2011
Common Stock	10,000	06/02/2011
Common Stock	25,000	06/03/2011
Common Stock	10,000	06/06/2011

3 On April 14, 2011, the Lion Fund sold 21 listed put option contracts giving the counterparties the right, but not the obligation, to deliver to the Lion Fund 210 shares of Common Stock at an exercise price of $45.00 per share.  Such put options expired unexercised on May 21, 2011.

Class of Security	Securities Purchased/(Sold)	Date of Purchase/Sale

Common Stock	10,000	06/07/2011
Common Stock	10,000	06/08/2011
Common Stock	5,000	06/09/2011
Common Stock	15,000	06/10/2011
Common Stock	5,000	06/13/2011

STEAK N SHAKE OPERATIONS, INC.
Common Stock	16,500	06/07/2012
Common Stock	2,200	06/08/2012
Common Stock	28,100	06/11/2012
Common Stock	6,200	06/13/2012
Common Stock	957	07/23/2012
Common Stock	45,087	07/24/2012
Common Stock	2,200	07/25/2012

SCHEDULE III

The following tables are reprinted from the Company’s preliminary proxy statement filed with the Securities and Exchange Commission on September 11, 2012.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth information for those who, as of September 21, 2012, were known by us to beneficially own more than 5% of our common stock. Percentage computations are based on [] shares of our common stock outstanding as of September 21, 2012.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Biglari Holdings Inc. 175 East Houston Street, Suite 1300 San Antonio, Texas 78205	4,064,509	(1)	[	]%

BlackRock, Inc. 40 East 52nd Street New York, New York 10022	1,471,278	(2)	[	]%

The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355	1,245,611	(3)	[	]%

(1)	Based solely on Amendment No. 14 to Schedule 13D filed by Biglari Holdings Inc. on August 16, 2012.
(2)	Based solely on Schedule 13F filed by BlackRock, Inc. for the quarter ended June 30, 2012.
(3)	Based solely on Schedule 13F filed by The Vanguard Group, Inc. for the quarter ended June 30, 2012.

Security Ownership of Management

The following table presents information regarding the number of shares of our common stock beneficially owned, as of September 21, 2012, by each of our directors, each of our Named Executive Officers, and by our current directors and executive officers as a group. Unless otherwise noted, these persons have sole voting and investment power with respect to the shares indicated.

Name of Beneficial Owner	Shares Beneficially Owned(1)	Percent of Class
Sandra B. Cochran	100,198	*
Michael A. Woodhouse	404,279	[	]
Lawrence E. Hyatt	2,000	*
Douglas E. Barber	37,872	*
Edward A. Greene	16,273	*
Nicholas V. Flanagan	3,500	*
Thomas H. Barr	0	*
James W. Bradford	1,000	*
Robert V. Dale	14,271	*
Glenn A. Davenport	0	*
Richard J. Dobkin	18,962	*
Norman E. Johnson	0	*
Charles E. Jones, Jr.	55,414	*
B. F. “Jack” Lowery	16,256	*
William W. McCarten	0	*
Martha M. Mitchell	27,753	*
Coleman H. Peterson	0	*
Andrea M. Weiss	20,667	*

All executive officers and directors as a group (22 persons)	725,759	[	]

III-1

*	Less than one percent.
(1)	Includes the following number of shares of restricted stock and shares subject to options exercisable by the named holders within 60 days:

Sandra B. Cochran	62,442	Richard J. Dobkin	6,373
Michael A. Woodhouse	35,659	Charles E. Jones, Jr.	33,110
Douglas E. Barber	14,264	Martha M. Mitchell	15,000
Nicholas V. Flanagan	3,500	Andrea M. Weiss	12,000
Edward A. Greene	3,715
Total		All executive officers and directors as a group (22)	191,539

The shares of restricted stock described in this note are considered outstanding for the purpose of computing the percentage of outstanding Cracker Barrel common stock owned by each named individual and by the group. They are not considered outstanding for the purpose of computing the percentage ownership of any other person.

III-2

IMPORTANT

Your vote is important.  No matter how many Shares you own, please vote your proxy FOR the election of Biglari’s Nominees, AGAINST the Company’s shareholder rights plan, or poison pill, and AGAINST the Say on Pay Proposal by taking three steps:

●	SIGNING the enclosed GOLD proxy card,

●	DATING the enclosed GOLD proxy card, and

●	MAILING the enclosed GOLD proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).

●	You may also vote by Internet or telephone by following the instructions on the enclosed voting form or proxy card.

If any of your Shares are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such Shares and only upon receipt of your specific instructions.  Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet.  Please refer to the enclosed voting form for instructions on how to vote electronically.  You may also vote by signing, dating and returning the enclosed GOLD voting form.

If you have any questions or require any additional information concerning this Proxy Statement, please contact Morrow & Co., LLC at the address set forth below.

MORROW & CO., LLC 470 West Avenue Stamford, CT 06902 Shareholders call toll free at: (800) 607-0088 Banks and brokers call: (203) 658-9400

PRELIMINARY COPY - SUBJECT TO COMPLETION
DATED SEPTEMBER 20, 2012

GOLD PROXY CARD

CRACKER BARREL OLD COUNTRY STORE, INC.

2012 ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF BIGLARI HOLDINGS INC., BIGLARI CAPITAL CORP., THE LION FUND, L.P.,
STEAK N SHAKE OPERATIONS, INC., SARDAR BIGLARI AND PHILIP L. COOLEY

THE BOARD OF DIRECTORS OF CRACKER BARREL OLD COUNTRY STORE, INC.
IS NOT SOLICITING THIS PROXY

P      R       O      X      Y

The undersigned appoints Sardar Biglari attorney and agent with full power of substitution to vote all shares of common stock of Cracker Barrel Old Country Store, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the 2012 Annual Meeting of Shareholders of the Company scheduled to be held on November 15, 2012 at ____ _.m. Central Time at 305 Hartmann Drive, Lebanon, Tennessee 37087 (including any adjournments or postponements thereof and any meeting called in lieu thereof, the “Annual Meeting”).

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of common stock of the Company held by the undersigned, and hereby ratifies and confirms all action the herein named attorney and proxy, his substitutes, or any of them may lawfully take by virtue hereof.  If properly executed, this Proxy will be voted as directed on the reverse and in the discretion of the herein named attorney and proxy or his substitutes with respect to any other matters as may properly come before the Annual Meeting that are unknown to Biglari Holdings Inc. (“Biglari Holdings”) a reasonable time before this solicitation.

IF NO DIRECTION IS INDICATED WITH RESPECT TO THE PROPOSALS ON THE REVERSE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 4 AND “AGAINST” PROPOSALS 2 AND 3.

This Proxy will be valid until the sooner of one year from the date indicated on the reverse side and the completion of the Annual Meeting.

IMPORTANT: PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY!

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

GOLD PROXY CARD

THERE ARE THREE WAYS TO VOTE: BY INTERNET, TELEPHONE OR MAIL

Internet and telephone voting is available 24 hours a day, 7 days a week through
11:59 PM Eastern Time the day prior to the annual meeting date.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	TELEPHONE	MAIL
https://www.[_________].com/[___]	1-[_________] toll-free in the U.S. 1-[_________] outside the U.S.
Go to the website listed above. Please note you must type an “s” after http. Have your proxy card ready. Follow the simple instructions that appear on your computer screen.	Use any touch-tone telephone. Have your proxy card ready. Follow the simple recorded instructions.	Mark, sign and date your proxy card. Detach your proxy card. Return your proxy card in the postage-paid envelope provided.

Please Vote, Sign, Date and Return Promptly in the Enclosed Postage-Paid Envelope

(Continued from the Other Side)

DETACH PROXY CARD HERE TO VOTE BY MAIL

[X] Please mark vote as in this example

BIGLARI HOLDINGS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED IN PROPOSAL 1.

1.	BIGLARI HOLDINGS’ PROPOSAL TO ELECT DIRECTORS:

		FOR ALL NOMINEES	WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES	FOR ALL NOMINEES EXCEPT

Nominees:	1. Sardar Biglari 2. Philip L. Cooley	[ ]	[ ]	[ ]

We intend to use this proxy to vote (i) “FOR” Mr. Biglari and Dr. Cooley and (ii) “FOR” the candidates who have been nominated by the Company to serve as directors other than _______________ and _______________, for whom we are NOT seeking authority to vote for and WILL NOT exercise any such authority.  The names, backgrounds and qualifications of the candidates who have been nominated by the Company, and other information about them, can be found in the Company’s proxy statement.

There is no assurance that any of the candidates who have been nominated by the Company will serve as directors if our nominees are elected.

NOTE: If you do not wish for your shares to be voted “FOR” a particular nominee, mark the “FOR ALL NOMINEES EXCEPT” box and write the name(s) of the nominee(s) you do not support on the line below.  Your shares will be voted for the remaining nominee(s).  You may also withhold authority to vote for one or more additional candidates who have been nominated by the Company by writing the name(s) of the nominee(s) below.
_______________________________________________________________

BIGLARI HOLDINGS RECOMMENDS A VOTE “AGAINST” PROPOSALS 2 AND 3.

		FOR	AGAINST	ABSTAIN
2.	THE COMPANY’S SHAREHOLDER RIGHTS PLAN PROPOSAL:			

		FOR	AGAINST	ABSTAIN
3.	THE COMPANY’S ADVISORY VOTE ON EXECUTIVE COMPENSATION, OFTEN REFERRED TO AS “SAY ON PAY”:			

		FOR	AGAINST	ABSTAIN
4.	THE COMPANY’S PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2013 FISCAL YEAR:			

DATED:	, 2012

(Signature)

(Signature, if held jointly)

(Title)
WHEN SHARES ARE HELD JOINTLY, JOINT OWNERS SHOULD EACH SIGN.  EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC., SHOULD INDICATE THE CAPACITY IN WHICH SIGNING.  PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY.